Exhibit 10.1

EXECUTION VERSION

CF REAL ESTATE FINANCE HOLDINGS, L.P.

AMENDED AND RESTATED

AGREEMENT

OF

LIMITED PARTNERSHIP

THE EQUITY INTERESTS IN THE PARTNERSHIP ISSUED PURSUANT TO THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES OR “BLUE SKY” LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH EQUITY INTERESTS ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

TABLE OF CONTENTS

i

ii

Schedules and Exhibits:

Schedule A	List of Partners

iii

CF REAL ESTATE FINANCE HOLDINGS, L.P.

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (as further amended or restated from time to time, this “Agreement”) of CF Real Estate Finance Holdings, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of September 8, 2017, by and among CF Real Estate Finance Holdings GP, LLC, a Delaware limited liability company, as the general partner (the “General Partner”), those persons and entities listed on Schedule A hereto as limited partners (those limited partners listed on Schedule A hereto and those limited partners subsequently admitted pursuant to the terms of this Agreement, together with their respective permitted successors and assigns, collectively, the “Limited Partners”).

W I T N E S S E T H:

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (as in effect from time to time, the “Act”) by the filing of a Certificate of Limited Partnership with the Office of the Secretary of State of the State of Delaware on July 10, 2017 (as it may be further amended or restated from time to time, the “Certificate”);

WHEREAS, on July 10, 2017, the General Partner and Cantor Commercial Real Estate Investor, L.P., a Delaware limited partnership, as a limited partner of the Partnership, entered into a Limited Partnership Agreement of the Partnership (the “Prior Agreement”);

WHEREAS, on July 17, 2017, the Partnership, the General Partner, Cantor, BGC Partners and BGC Partners, L.P. entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which (a) BGC Partners or its designated Subsidiary agreed to purchase and acquire from the Partnership newly issued Series A Units, with the rights and privileges as set forth in this Agreement, in exchange for $100 million in cash, and (b) Cantor or its designated Subsidiary agreed to purchase and acquire from the Partnership newly issued Series B Units, with the rights and privileges as set forth in this Agreement, in exchange for $266.67 million in cash or non-cash assets (collectively, the “Investment”);

WHEREAS, upon execution of this Agreement, and concurrently with the Investment, the Partnership shall issue to Cantor or another member of the Cantor Group 100% of the Special Voting Limited Partnership Interest, with the rights and privileges as set forth in this Agreement (the “Special Voting Limited Partnership Issuance”); and

WHEREAS, the execution of this Agreement (which amends and restates the Prior Agreement in its entirety) shall effect the Investment and the Special Voting Limited Partnership Issuance, and shall set forth the rights, privileges and obligations of the Partners in respect of the Partnership;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and intending to be legally bound hereby, the Partners agree that the Prior Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth or referred to as follows:

“40 Act” means the Investment Company Act of 1940, as amended.

“Act” has the meaning set forth in the recitals hereto.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account after giving effect to the following adjustments: (a) credit to such Capital Account (i) any amounts that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or under applicable law, and (b) debit to such Capital Account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the “alternate test of economic effect” provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Taxable Income” means, with respect to each Partner for a Fiscal Year, (a) the cumulative U.S. federal taxable income allocated to such Partner with respect to its Units for such Fiscal Year, less (b) any losses from prior Fiscal Years to the extent such prior losses are of a character that would permit such losses to be deducted against the U.S. federal taxable income of such Partner for the current Fiscal Year and have not been previously taken into account pursuant to this clause (b).

“Affiliate” means, with respect to any Person as of a particular time, any other Person that as of such time directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person; provided that, for purposes of this Agreement, members of the BGC Partners Group and the Newmark Group shall not be considered Affiliates of any of the members of the Cantor Group, and members of the Cantor Group shall not be considered Affiliates of any of the members of the BGC Partners Group or the Newmark Group.

“Aggregate Investment Amount” means, as of any time, the sum of (a) the BGC Investment Amount as of such time and (b) the CF Investment Amount as of such time.

“Agreement” has the meaning set forth in the Introduction hereto.

“Applicable Tax Rate” means, with respect to each Partner for each Fiscal Year (or each Fiscal Quarter of a Fiscal Year), the highest combined marginal statutory U.S. federal, state and local income, franchise and branch profit tax rate (taking into account the deductibility of state and local income taxes for federal income tax purposes and the creditability or deductibility of foreign income taxes for federal income tax purposes) applicable to such Partner on income of the same character and source as the income allocated to such Partner pursuant to Article V for such Fiscal Year (or Fiscal Quarter), as determined by the General Partner in its discretion; provided, that in the case of a Partner that is a partnership, grantor trust, or other pass-through entity for U.S. federal income tax purposes, such tax rate applicable to such Partner for purposes of determining the Applicable Tax Rate shall be the weighted average of the tax rates of such Partner’s members, grantor-owners or other beneficial owners (weighted in proportion to their relative economic interests in such Partner), as determined by the General Partner in its discretion; provided, further, that if any such member, grantor-owner or other beneficial owner of such Partner is itself a partnership, grantor trust or other pass-through entity, similar principles shall be applied by the General Partner in its discretion to determine the tax rate of such member, grantor-owner or other beneficial owner.

“Available Cash” means, with respect to any Distribution Period:

(a)	the sum of: (i) all cash and cash equivalents of the Partnership on hand at the end of such Distribution Period; and (ii) if the General Partner so determines in its sole discretion, all or any portion of additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Distribution Period resulting from borrowings made subsequent to the end of such Distribution Period; less

(b)	the amount of any cash reserves established by the General Partner for the Partnership or any of its Subsidiaries on the date of determination of Available Cash with respect to such Distribution Period, to (i) provide for the proper conduct of the business of the Partnership or any of its Subsidiaries (including reserves for working capital, operating expenses, future capital expenditures, potential acquisitions and for anticipated future credit needs of the Partnership or any of its Subsidiaries); or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its Subsidiaries is a party or by which it is bound or its assets are subject (it being understood that disbursements made by the Partnership or its Subsidiaries or cash reserves established, increased or reduced after the end of such Distribution Period but on or before the date of determination of Available Cash with respect to such Distribution Period shall, if the General Partner so determines, be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Distribution Period).

“BGC Investment Amount” means initially $100 million, as adjusted upward and downward after the Closing Date by the same amount that the Capital Accounts of the Limited Partners that are holders of Series A Units are collectively adjusted (including the allocation of Net Profits, allocation of Net Losses and any Distribution).

“BGC Investment Percentage” means, as of any time, the percentage obtained by dividing (a) the BGC Investment Amount as of such time, by (b) the Aggregate Investment Amount as of such time.

“BGC Partners” means BGC Partners, Inc., a Delaware corporation.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than any member of the Partnership Group).

“BGC Preferred Return Amount” means, with respect to any taxable year (or other taxable period), five percent (5%) per annum of the BGC Investment Amount as of the end of such taxable year (or other taxable period) (it being understood that (a) for purposes of calculating five percent (5%) per annum of the BGC Investment Amount as of the end of such taxable year (or other taxable period), the BGC Investment Amount shall not include any amounts of Net Profits (or items thereof) or Net Losses (or item thereof) previously allocated pursuant to Section 5.2 for such taxable year (or other taxable period), and (b) for any taxable period that is less than a taxable year, such five percent (5%) per annum rate shall be proportionately reduced to reflect the proportion of a taxable year represented by such taxable period).

“BGC Shortfall Amount” has the meaning set forth in Section 5.2(a)(iii).

“Cantor” means Cantor Fitzgerald, L.P., a Delaware limited partnership.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the BGC Partners Group or any member of the Partnership Group).

“Capital Account” has the meaning set forth in Section 5.1(a).

“Capital Contribution” means, as to each Partner, the amount actually contributed in cash or other assets or deemed to have been contributed under the terms of this Agreement to the Partnership by such Partner as of the time the determination is made.

“Certificate” has the meaning set forth in the recitals hereto.

“CF Investment Amount” means initially $266.67 million, as adjusted upward and downward after the Closing Date by the same amount that the Capital Accounts of the Limited Partners that are holders of Series B Units are collectively adjusted (including the allocation of Net Profits, allocation of Net Losses and any Distribution).

“CF Investment Percentage” means, as of any time, the percentage obtained by dividing (a) the CF Investment Amount as of such time, by (b) the Aggregate Investment Amount as of such time.

“CF Preferred Return Amount” means, with respect to any taxable year (or other taxable period), five percent (5%) per annum of the CF Investment Amount as of the end of such taxable year (or other taxable period) (it being understood that (a) for purposes of calculating five percent (5%) per annum of the CF Investment Amount as of the end of such taxable year (or other taxable period), the CF Investment Amount shall not include any amounts of Net Profits (or items thereof) or Net Losses (or item thereof) previously allocated pursuant to Section 5.2 for such taxable year (or other taxable period), and (b) for any taxable period that is less than a taxable year, such five percent (5%) per annum rate shall be proportionately reduced to reflect the proportion of a taxable year represented by such taxable period).

“CF Shortfall Amount” has the meaning set forth in Section 5.2(a)(v).

“Change of Control Transaction” means one or a series of related transactions as a result of which (a) Cantor and its Affiliates, taken together, cease to own at least fifty percent (50%) of the voting equity interests of the General Partner or (b) any Person (other than Cantor and its Affiliates) acquires (including by means of a merger, consolidation or otherwise) Units representing a greater than fifty percent (50%) interest in the capital or profits of the Partnership immediately prior to such transaction or series of related transactions.

“Closing Date” means September 8, 2017.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 14.4.

“Control” means the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporate Opportunity” means any business opportunity that the Partnership is financially able to undertake, that is, from its nature, in any of the Partnership’s lines of business, is of practical advantage to the Partnership and is one in which the Partnership has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a member of the BGC Partners Group, a member of the Cantor Group, the General Partner or their respective Representatives will be brought into conflict with the Partnership’s self-interest.

“DGCL” has the meaning set forth in Section 8.2(a).

“Distribution” has the meaning set forth in Section 6.1(a).

“Distribution Period” means each fiscal year of the Partnership, unless otherwise determined by the General Partner; provided that the first Distribution Period shall commence on the Closing Date and end on the last day of the fiscal year in which the Closing Date occurs (unless otherwise determined by the General Partner).

“ECI” has the meaning set forth in Section 3.10.

“Equity Interest” means, with respect to any Partner, the entire right, title and interest of such Partner in the Partnership and any appurtenant rights, including any voting or approval rights and any right or obligation to contribute capital to the Partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjusted Taxable Income” means, with respect to each Partner for a Fiscal Year (or a Fiscal Quarter), (a) the cumulative estimated U.S. federal taxable income allocated (or allocable) to such Partner with respect to its Units for such Fiscal Year (or the portion of the Fiscal Year ending with the end of such Fiscal Quarter), less (b) any losses from prior Fiscal Years to the extent such prior losses are of a character that would permit such losses to be deducted against the U.S. federal taxable income of such Partner for such Fiscal Year (or the portion of the Fiscal Year ending with the end of such Fiscal Quarter) and have not been previously taken into account pursuant to this clause (b).

“Estimated Tax Due Date” means the 15th date of each of April, June, September and December.

“Extraordinary Transaction” means (a) an Initial Public Offering, (b) a sale of all or substantially all of the assets of the Partnership Group outside the ordinary course of business or (c) a Change of Control Transaction.

“Fiscal Quarter” means each of the four (4) three (3)-month periods into which the Fiscal Year can be divided, which, unless the Fiscal Year is changed otherwise pursuant to Section 3.7 and the Code, shall be the three (3)-month periods beginning on January 1, April 1, July 1 and October 1 of each Fiscal Year.

“Fiscal Year” has the meaning set forth in Section 3.7.

“GAAP” has the meaning set forth in Section 3.1.

“General Partner” has the meaning set forth in the Introduction hereto.

“General Partner Unit” means a Unit having the rights and obligations specified with respect to a “General Partner Unit” in this Agreement.

“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of contribution;

(b) the Gross Asset Values of all assets of the Partnership may be adjusted to equal their respective gross fair market values, immediately prior to the following events:

(i) a capital contribution to the Partnership by a new or existing Partner as consideration for an interest in the Partnership;

(ii) the distribution by the Partnership to a Partner of the property of the Partnership as consideration for the redemption of an interest in the Partnership;

(iii) the grant of an interest in the Partnership as consideration for the provision of services to or for the benefit of the Partnership by a new or existing Partner; and

(iv) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(g); and

(c) the Gross Asset Values of assets of the Partnership distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by the General Partner as of the date of distribution.

“Gross Income” means, with respect to any period, the gross income of the Partnership for U.S. federal income tax purposes computed with the following adjustments: (a) items of gain, loss and deduction shall be computed based on the book values of the Partnership’s assets rather than upon the assets’ adjusted bases for U.S. federal income tax purposes; (b) the amount of any adjustment to the book value of any assets of the Partnership pursuant to Code Section 743 shall not be taken into account; (c) any tax-exempt income received by the Partnership shall be deemed for purposes of this Agreement (including for purposes of calculating Net Profits and Net Losses) to be an item of Gross Income; and (d) any expenditure of the Partnership described in Code Section 705(a)(2)(B) and any expenditure considered to be an expenditure described in Code Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b) shall be treated as a deductible expense; provided that the General Partner may determine to take into account in calculating Gross Income, Net Losses or Net Profits (or any items thereof) for any year such items of income or expense (including charges or reserves) as it deems appropriate or necessary to more properly reflect the income or loss of the Partnership.

“Gross Percentage Return on Capital” means, for any period, the percentage calculated by dividing (a) the Net Profits for such period by (b) the Aggregate Investment Amount as of the end of such period (it being understood that, for purposes of calculating Gross Percentage Return on Capital for such period, the Aggregate Investment Amount as of the end of such period shall not include any amounts of Net Profits (or items thereof) or Net Losses (or item thereof) allocated pursuant to Section 5.2 for such period).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of assets, and all other obligations of such Person evidenced by a note, bond, debenture or similar instrument (but only to the extent disbursed with respect to lines of credit, credit facilities or similar arrangements that, by their nature, are drawn upon), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all capitalized leases, (d) all net payment obligations of such Person under any rate hedging agreements, and (e) all liabilities of others of the kinds described in clauses (a) through (d) above that such Person has guaranteed or, subject to the limitations of the following sentence, that are secured by a lien to which any assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by such Person or shall otherwise be such Person’s legal liability. If the obligations so secured have not been assumed by such Person or are not otherwise such Person’s legal liability, then the Indebtedness attributable to such obligations shall be deemed to be in an amount equal to the lesser of the full amount of such obligations or the fair market value of the assets of such Person by which such obligations are secured.

“Initial Public Offering” means an initial underwritten public offering, pursuant to an effective registration statement under the Securities Act, of equity securities of the Partnership, any successor to the Partnership by way of merger, consolidation or otherwise or any Subsidiary of the Partnership or any Affiliate of the Partnership formed for the purpose of completing such offering.

“Investment” has the meaning set forth is the recitals hereto.

“Limited Partners” has the meaning set forth in the Introduction hereto.

“Limited Partnership Interests” means the Regular Limited Partnership Interests and the Special Voting Limited Partnership Interests.

“Liquidating Agent” has the meaning set forth in Section 12.1(a).

“Net Losses” means, with respect to any period, the taxable loss of the Partnership for such period for U.S. federal income tax purposes computed with the same adjustments that Gross Income is calculated with, but excluding any item of gross income, gain, deduction or loss, if any, specially allocated to any Partner pursuant to any provision of Article V other than Section 5.2. Solely for purposes of determining the Net Losses of the Partnership allocable to the Partners according to the priorities set forth in Section 5.2(b), the term “Net Losses” shall refer to the Net Losses, if any, of the Partnership determined after excluding all items of gross income, gain, loss and deduction specially allocated under any provision of Article V other than Section 5.2, even if, prior to excluding all such specially allocated items, the Partnership earned a Net Profit. Notwithstanding the foregoing, the General Partner may determine to take into account in calculating Net Losses or Net Profits (or any items thereof) for any year such items of income or expense (including charges or reserves) as it deems appropriate or necessary to more properly reflect the income or loss of the Partnership.

“Net Profits” means, with respect to any period, the taxable income of the Partnership for such period for U.S. federal income tax purposes computed with the same adjustments that Gross Income is calculated with, but excluding any item of gross income, gain, deduction or loss, if any, specially allocated to any Partner pursuant to any provision of Article V other than Section 5.2. Solely for purposes of determining the Net Profits of the Partnership allocable to the Partners according to the priorities set forth in Section 5.2(a), the term “Net Profits” shall refer to the Net Profits, if any, of the Partnership determined after excluding all items of gross income, gain, loss and deduction specially allocated under any provision of Article V other than Section 5.2, even if, prior to excluding all such specially allocated items, the Partnership earned a Net Loss. Notwithstanding the foregoing, the General Partner may determine to take into account in calculating Net Losses or Net Profits (or any items thereof) for any year such items of income or expense (including charges or reserves) as it deems appropriate or necessary to more properly reflect the income or loss of the Partnership.

“Newmark” means NRE Delaware, Inc., a Delaware corporation (as such name may be amended from time to time).

“Newmark Group” means Newmark and its Subsidiaries (other than any member of the Partnership Group).

“Newmark Separation” has the meaning set forth in Section 9.2(c).

“Non-recourse deductions” has the meaning set forth in Section 5.4(b).

“Partner” means each of the General Partner and the Limited Partners.

“Partner Minimum Gain” has the meaning set forth in Section 5.4(c).

“Partner Non-recourse Debt” has the meaning set forth in Section 5.4(b).

“Partner Non-recourse deductions” has the meaning set forth in Section 5.4(b).

“Partnership” has the meaning set forth in the Introduction hereto.

“Partnership Group” means the Partnership and its Subsidiaries.

“Person” means a corporation, association, retirement system, international organization, joint venture, partnership, limited liability company, trust or individual.

“Prior Agreement” has the meaning set forth in the recitals hereto.

“proceeding” has the meaning set forth in Section 8.2(a).

“Profits Interest” has the meaning set forth in Section 3.9.

“Proposed Rules” has the meaning set forth in Section 3.9.

“Quarterly Tax Distribution” has the meaning set forth in Section 6.4(a).

“Quarterly Tax Distribution Amount” means, with respect to each Partner for each Fiscal Quarter of a Fiscal Year, an amount equal to (a) the excess of (i) the product of (A) such Partner’s Estimated Adjusted Taxable Income for the portion of such Fiscal Year ending with the end of such Fiscal Quarter (which portion shall be the entire Fiscal Year in the case of the fourth Fiscal Quarter of such Fiscal Year) and (B) such Partner’s Applicable Tax Rate over (ii) the aggregate amount of all prior Quarterly Tax Distributions made to such Partner with respect to such Fiscal Year pursuant to Section 6.4(a), less (b) the lesser of (i) the amount of the excess described in clause (a) above and (ii) the sum of the aggregate amount of all prior distributions made in such Fiscal Year pursuant to Section 6.1 or Section 6.2 (other than any distributions made pursuant to Section 6.4(a) or Section 6.4(b) that are, pursuant to Section 6.4(c), treated as distributions made pursuant to Section 6.1 or Section 6.2).

“Regular Limited Partner” means any Person who has acquired a Regular Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Regular Limited Partner in accordance with this Agreement and shall not have ceased to be a Regular Limited Partner under the terms of this Agreement.

“Regular Limited Partnership Interest” means, with respect to any Regular Limited Partner, such Partner’s Units designated under “Regular Limited Partners” on Schedule A hereto in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units.

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person; provided that, for purposes of this Agreement, members of the Cantor Group shall not be considered Representatives of any of the members of the BGC Partners Group or the Newmark Group, and members of the BGC Partners Group and the Newmark Group shall not be considered Representatives of any of the members of the Cantor Group.

“Safe Harbor Election” has the meaning set forth in Section 3.9.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series A Unit” means a Unit having the rights and obligations specified with respect to a “Series A Unit” in this Agreement.

“Series B Unit” means a Unit having the rights and obligations specified with respect to a “Series B Unit” in this Agreement.

“Special Voting Limited Partner” means any Person who has acquired a Special Voting Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Special Voting Limited Partner in accordance with this Agreement and shall not have ceased to be a Special Voting Limited Partner under the terms of this Agreement.

“Special Voting Limited Partnership Interest” means, with respect to any Special Voting Limited Partner, such Partner’s Units designated under “Special Voting Limited Partner” on Schedule A hereto in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units.

“Special Voting Limited Partnership Issuance” has the meaning set forth in the recitals hereto.

“Special Voting Limited Partnership Units” means a Unit having the rights and obligations specified with respect to a “Special Voting Limited Partnership Unit” in this Agreement, including the right to remove and replace the general partner of the Partnership in accordance with Section 7.3.

“Subscription Agreement” has the meaning set forth in Section 4.3.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the voting power of the outstanding voting equity securities or fifty percent (50%) or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“TMP” has the meaning set forth in Section 3.6(a).

“Transaction Agreement” has the meaning set forth in the recitals hereto.

“Transfer” means any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition of all or any part of an Equity Interest or any right, title or interest therein.

“Transferee” means the transferee in a Transfer or proposed Transfer.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“UBTI” has the meaning set forth in Section 3.10.

“Unit” means a unit representing a fractional part of the Equity Interests of all of the Partners and shall include all types and classes and/or series of Units; provided that any type, class or series of Unit shall have the designations, preferences and/or special rights set forth in this Agreement and the Equity Interests represented by such type or class or series of Unit shall be determined in accordance with such designations, preferences and/or special rights.

“Withholding Payment” has the meaning set forth in Section 6.3(a).

“Year End Tax Distribution Amount” means, with respect to each Partner for each Fiscal Year, an amount equal to (a) the excess of (i) the product of (A) such Partner’s Adjusted Taxable Income for such Fiscal Year and (B) such Partner’s Applicable Tax Rate, over (ii) the aggregate amount of all prior Quarterly Tax Distributions made to such Partner with respect to such Fiscal Year pursuant to Section 6.4(a), less (b) the lesser of (i) the amount of the excess described in clause (a) above and (ii) the aggregate amount of all prior distributions made in such Fiscal Year to such Partner pursuant to Section 6.1 or Section 6.2 (other than any distributions made pursuant to Section 6.4(a) or Section 6.4(b) that are, pursuant to Section 6.4(c), treated as distributions made pursuant to Section 6.1 or Section 6.2).

ARTICLE II

FORMATION OF LIMITED PARTNERSHIP

Section 2.1 Organization. The Partnership was formed by the filing of the Certificate with the Secretary of State of the State of Delaware on July 10, 2017. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The General Partner shall deliver a copy of the Certificate and any amendment thereto to any Partner who so requests.

Section 2.2 Partnership Name. The name of the Partnership shall be “CF Real Estate Finance Holdings, L.P.” or any other name selected by the General Partner.

Section 2.3 Purposes and Business. The Partnership is formed for the purpose of conducting any acts or activities (including investments) in any real estate related business or asset-backed securities related business (including any financing, capital markets or trading activities related or ancillary thereto, including mortgages) or any extensions thereof and ancillary activities thereto, and engaging in any and all activities necessary or incidental to the foregoing.

Section 2.4 Principal Business Office, Registered Office and Registered Agent. The principal business office of the Partnership shall be located at c/o Cantor Fitzgerald, L.P., 110 East 59th Street, New York, NY 10022. The principal business office of the Partnership may be changed from time to time by the General Partner. The registered office of the Partnership in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Dr., Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent for service of process on the Partnership pursuant to the Act shall be Corporation Service Company, 251 Little Falls Dr., Wilmington, New Castle County, Delaware 19808. The registered agent and registered office of the Partnership may be changed by the General Partner from time to time. The General Partner shall promptly notify the Limited Partners of any such change.

Section 2.5 Qualification in Other Jurisdictions. The General Partner may cause the Partnership to be qualified or registered under applicable laws in such states as the General Partner determines appropriate in its sole and absolute discretion to avoid any material adverse effect on the business of the Partnership and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including the appointment of agents for service of process in such jurisdictions.

Section 2.6 Powers. In furtherance of its purposes set forth in Section 2.3, but subject to all of the provisions of this Agreement, the Partnership shall have and may exercise all of the powers and rights which can be conferred upon limited partnerships formed pursuant to the Act.

ARTICLE III

BOOKS AND RECORDS, TAX ELECTIONS AND REPORTS

Section 3.1 Books and Accounts. Complete and accurate books and accounts shall be kept and maintained for the Partnership by the General Partner at the office of the Partnership. Such books and accounts shall be kept in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied, including, to the extent applicable, fair value accounting under ASC-820 (formerly referred to as FASB 157), the provisions of Article V and on such other basis, if any, as the General Partner determines is appropriate to properly reflect the operations of the Partnership. Each Limited Partner or its duly authorized representative may, at its own expense, during ordinary business hours and upon reasonable prior written notice to the General Partner, have access to and inspect such books and accounts for any purpose reasonably related to such Partner’s interest as a Partner of the Partnership.

Section 3.2 Records Available. The Partnership shall at all times keep or cause to be kept true and complete records and books of account, which records and books shall be maintained in accordance with GAAP. Such records and books of account shall be kept at the principal place of business of the Partnership by the General Partner. The Limited Partners shall have the right to gain access to all such records and books of account (including schedules thereto) for inspection and view (during ordinary business hours and upon reasonable prior written notice to the General Partner) for any purpose reasonably related to their Equity Interests.

Section 3.3 Financial Statements. The Partnership’s auditors shall be an independent accounting firm of international reputation to be appointed from time to time by the General Partner. The Partnership’s auditors shall be entitled to receive promptly such information, accounts and explanations from the General Partner and each Partner that they deem reasonably necessary to carry out their duties. The Partners shall provide such financial, tax and other information to the Partnership as may be reasonably necessary and appropriate to carry out the purposes of the Partnership. The Partnership shall use its reasonable efforts to prepare, or cause to be prepared, financial statements for the Partnership, prepared in accordance with GAAP, for each Fiscal Year, and any other financial statements reasonably requested by the holders of a majority of the outstanding Series A Units or the holders of a majority of the outstanding Series B Units. No later than one-hundred and ten (110) days after the end of each Fiscal Year, the General Partner shall furnish to the holders of a majority of the outstanding Series A Units and the holders of a majority of the outstanding Series B Units (or to such former Partner’s legal representative, as applicable) the following items: (a) a balance sheet of the Partnership as of the end of the Fiscal Year; (b) statements of operations of the Partnership as of the end of the Fiscal Year; and (c) a statement of the Partners’ equity interests in the Partnership and cash flow for such Fiscal Year, in each case, prepared in accordance with GAAP together with the auditors’ report thereon indicating that the audit was performed in accordance with GAAP. No later than forty (40) days after the end of each Fiscal Quarter, the General Partner shall furnish to the holders of a majority of the outstanding Series A Units and the holders of a majority of the outstanding Series B Units an unaudited balance sheet, an unaudited statement of operations and an unaudited statement of cash flow of the Partnership as of the end of such Fiscal Quarter.

Section 3.4 Tax Information. The General Partner shall use commercially reasonable efforts to prepare and mail, deliver by fax, email or other electronic means or otherwise make available to each Limited Partner (and each other Person that was a Limited Partner during such Fiscal Year or its legal representatives) within one hundred eighty (180) days after the end of each Fiscal Year, or as soon as practicable thereafter, U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Deductions, Credits, etc.”, or any successor schedule or form, for such Person.

Section 3.5 Reliance on Accountants. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner, to the extent consistent with the terms of this Agreement, in accordance with GAAP and procedures applied in a consistent manner. The General Partner may in good faith rely upon the advice of the Partnership’s accountants as to whether such decisions are in accordance with GAAP and procedures applied in a consistent manner.

Section 3.6 Tax Matters Partner; Certain Expenses.

(a) The General Partner shall designate an entity to serve as (i) the tax matters partner as defined in Code Section 6231(a)(7) prior to the amendment by the Bipartisan Budget Act of 2015 and (ii) the partnership representative as defined in Code Section 6223(a) (the tax matters partner or the partnership representative, as applicable, the “TMP”) with respect to operations conducted by the Partnership pursuant to this Agreement. The initial TMP shall be Cantor Commercial Real Estate Investor, L.P. The Partnership shall make such elections pursuant to the provisions of the Code, enter into such settlement agreements or closing agreements, and conduct and settle any audits or other tax proceedings in such a manner as the TMP deems appropriate; provided that, in the case of any such election, agreement or audit or other tax proceeding that is material, no such election shall be made, no such agreement shall be entered into and no such audit or other tax proceeding shall be settled, without the consent of the holders of a majority of the outstanding Series A Units or the holders of a majority of the outstanding Series B Units (such consent not to be unreasonably withheld, delayed or conditioned) if such election or agreement would adversely and disproportionately affect the holders of the Series A Units relative to the holders of the Series B Units or would adversely and disproportionately affect the holders of the Series B Units relative to the holders of Series A Units, respectively. The TMP may engage one or more tax advisors.

(b) The Partnership shall indemnify and reimburse the TMP for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred by the TMP in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners, in connection with any audit of the Partnership’s U.S. federal income tax returns, or otherwise in connection with the performance of any of its duties hereunder, except to the extent such expenses, claims, liabilities, losses and damages are determined in a judgment by a court of competent jurisdiction to have been attributable to the TMP’s fraud, gross negligence or willful misconduct. The payment of all such expenses that are then due and payable and to which the indemnification applies, shall be made before any distributions pursuant to Article VI. The taking of any action and the incurring of any expense by the TMP in connection with any such proceeding or audit, or otherwise in connection with the performance of any of its duties hereunder, except to the extent required by law and subject to Section 3.6(a), is a matter within the sole and absolute discretion of the TMP and the provisions on limitations of liability of the General Partner and indemnification set forth in Article VIII shall be fully applicable to the TMP.

Section 3.7 Fiscal Year. The fiscal year (the “Fiscal Year”) of the Partnership shall be the same as its taxable year and shall be the period ending on December 31 of each year, or such other taxable year as the Code may require or such other period as the General Partner may designate as the taxable year of the Partnership, consistent with the requirements of the Code.

Section 3.8 Partnership Classification. The Partnership shall not elect to be treated other than as a partnership for U.S. federal income tax purposes, unless approved by the General Partner with the consent of the holders of a majority of the outstanding Series A Units and the holders of a majority of the outstanding Series B Units (with each such consent not to be unreasonably withheld, delayed or conditioned).

Section 3.9 Safe Harbor Election. The General Partner is authorized to cause the Partnership to make an election to value any “profits interest” granted in consideration for services to the Partnership (a “Profits Interest”), including, potentially the interests of the General Partner in the Partnership, at liquidation value (the “Safe Harbor Election”) as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43 whether promulgated in the form of Treasury Regulations, revenue rulings, revenue procedure notices and/or other IRS guidance (collectively, the “Proposed Rules”). Any such Safe Harbor Election shall be binding on the Partnership and on all of the Partners with respect to all transfers of the Profits Interest thereafter made while a Safe Harbor Election is in effect. Each Partner, by signing this Agreement or by accepting a transfer of an interest in the Partnership, agrees to comply with all requirements of the Safe Harbor Election with respect to the General Partner’s Profits Interest while the Safe Harbor Election remains effective. The General Partner is authorized, without the consent of any other Partner, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, including the allocation provisions of this Agreement, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Partner; provided, however, that the General Partner shall not make any such amendments which could have an adverse and disproportionate effect on any Partner without the prior written consent of such Partner. Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner.

Section 3.10 Tax Acknowledgments. Each Partner that is a tax-exempt Person in the United States acknowledges that it is expected to be allocated “unrelated business taxable income” within the meaning of Sections 511-514 of the Code (“UBTI”) by the Partnership. Each Partner that is a foreign Person acknowledges that it is expected to be allocated income that is or is deemed to be effectively connected with a U.S. trade or business under the Code and the Treasury Regulations (“ECI”) by the Partnership. Neither the General Partner nor the Partnership shall be liable for the recognition of any UBTI or ECI by a Partner with respect to its Equity Interest, and each Partner acknowledges that some or all of its income and gains from or with respect to the Partnership may be UBTI or ECI.

Section 3.11 Partner Representations. Each Partner shall furnish the Partnership with any representations and forms as shall be reasonably needed, including where such representations and forms are needed due to changes in law made after the date hereof (a) to assist the Partnership and/or any Subsidiary in determining the extent of, and in fulfilling, its withholding, reporting or other tax obligations, (b) as will permit payments or allocations of income made to or by the Partnership and/or any Subsidiary to be made without withholding or at a reduced rate of withholding, or (c) in order to reduce the amount of taxes borne by the Partnership and/or any Subsidiary. In addition, each Partner (i) represents and warrants that any such information and forms it furnishes (except with respect to any such information that was provided to such Partner, or that is based upon incorrect information that was provided to such Partner, by the Partnership) are and at all times shall be true, correct and complete, and (ii) agrees to promptly update any such information or forms if at any time such Partner becomes aware that such previously provided information or forms are no longer true, correct and complete.

ARTICLE IV

PARTNERS; PARTNERSHIP INTERESTS

Section 4.1 Partners. The Partnership shall have (a) a General Partner and (b) one or more Limited Partners (including Regular Limited Partners and Special Voting Limited Partners). Schedule A sets forth the name and address of the Partners. Schedule A shall be amended by the General Partner to reflect any change in the identity or address of the Partners in accordance with this Agreement. Each Person admitted to the Partnership as a Partner pursuant to this Agreement shall be a partner of the Partnership until such Person ceases to be a Partner in accordance with the provisions of this Agreement.

Section 4.2 Partnership Interests

(a) Generally. The Equity Interests of the Partners in the Partnership shall be divided into two classes: (i) a General Partnership Interest; and (ii) Limited Partnership Interests (including Regular Limited Partnership Interests and Special Voting Limited Partnership Interests). The General Partnership Interest and the Limited Partnership Interests shall consist of, and be issued as, Units and capital in the Partnership. The Units may be divided into one (1) or more classes or series, with each class or series having the rights, obligations and privileges set forth in this Agreement. As of the Closing Date, the Partnership shall have four (4) series of Units outstanding: the Series A Units and the Series B Units (which shall be associated with the Regular Limited Partnership Interests), the Special Voting Limited Partnership Units (which shall be associated with the Special Voting Limited Partnership Interests) and the General Partner Units (which shall be associated with General Partnership Interests). Ownership of a Unit (or any fractional interest thereof) shall not entitle a Partner to call for a partition or division of any property of the Partnership or for any accounting. No Partner shall be entitled to receive any interest on any Capital Contributions to the Partnership. Any Units repurchased by or otherwise transferred to the Partnership or otherwise forfeited or cancelled shall be cancelled and thereafter deemed to be authorized but unissued, and may be subsequently issued as Units for all purposes hereunder in accordance with this Agreement.

(b) Issuance of Additional Units. The Partnership, without the consent of any Partner other than the General Partner, is hereby authorized to accept additional Capital Contributions and to issue additional Units of existing classes or series or Units of new classes and series of Units; provided that the Partnership shall not issue (i) additional Special Voting Limited Partnership Units without the prior written consent of the holders of a majority of the outstanding Special Voting Limited Partnership Units prior to such issuance; or (ii) additional General Partner Units without the prior written consent of the holders of a majority of the outstanding General Partner Units prior to such issuance; provided, further, that, without the consent of the holders of a majority of the Series A Units and the holders of a majority of the Series B Units, the Partnership shall not issue additional Units to the extent such issuance would materially and negatively affect the existing terms of this Agreement setting forth the allocation of economic rights between the Series A Units as a class, on the one hand, and the Series B Units as a class, on the other hand (excluding any such effect resulting solely from the additional capital received by the Partnership in connection with the issuance of such Units). Upon the issuance of any Units in accordance with this Section 4.2(b), the General Partner is authorized, without the consent of any other Partner, to amend this Agreement to reflect such issuance, to establish the Units to be included in each such class or series and to fix the relative rights, obligations, preferences and limitations of the Units of each such class or series.

(c) General Partnership Interest. The Partnership shall have one General Partnership Interest, which shall be represented by one General Partner Unit. The General Partner Unit shall be non-economic, and shall not entitle its holder to any allocation of profits or losses of the Partnership or distributions, except as otherwise expressly set forth in this Agreement.

(d) Limited Partnership Interests. The Partnership shall have one or more Limited Partnership Interests. There shall be two types of Limited Partnership Interests: (i) Regular Limited Partnership Interests; and (ii) Special Voting Limited Partnership Interests. As of the Closing Date, the Regular Limited Partnership Interests shall be represented by the Series A Units and the Series B Units, and the Special Voting Limited Partnership Interests shall be represented by the Special Voting Limited Partnership Units. Each of the Series A Units and the Series B Units shall be economic, and shall entitle its holder to the allocation of profits and losses of the Partnership as described in Article V of this Agreement and the distributions as described in Article VI of this Agreement. The Special Voting Limited Partnership Units shall be non-economic, and shall not entitle its holder to any allocation of profits or losses of the Partnership or distributions, except as otherwise expressly set forth in this Agreement.

Section 4.3 Requirements for Admission as Limited Partner. Each Person desiring to become a Limited Partner shall execute and deliver to the General Partner a subscription or other agreement, which shall provide, among other things, certain representations, warranties and covenants required by the Partnership, and such other documents as shall be deemed appropriate by the General Partner in its sole and absolute discretion (each such agreement, a “Subscription Agreement”). Under the Subscription Agreement and such other documents, such subscriber shall, subject to acceptance of its subscription by the General Partner, execute and agree to be bound by this Agreement.

Section 4.4 Partner Withdrawal Rights. No Partner shall be permitted to withdraw profits, gains or capital from the Partnership prior to liquidation without the prior written approval of the General Partner, which approval may not be unreasonably withheld.

ARTICLE V

CAPITAL ACCOUNTS AND ALLOCATIONS

Section 5.1 Capital Accounts.

(a) A separate capital account (each, a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 5.1 shall be interpreted and applied in a manner consistent therewith.

(b) The Partnership may adjust the Capital Accounts of the Partners in accordance with the principles set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property to its gross fair market value as of immediately before such times as contemplated or permitted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (and the Partnership generally shall so adjust the Capital Account of the Partners unless the General Partner determines otherwise). In the event that the Capital Accounts of the Partners are so adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, (a) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (b) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c), and (c) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Article V. In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

Section 5.2 Allocation of Net Profits and Net Losses.

(a) Allocation of Net Profits. Except as otherwise provided in Section 5.4 and Section 5.5, and subject to the other provisions of this Article V, Net Profits (or items thereof) for any taxable year (or other taxable period) shall be allocated among the Capital Accounts of the Partners as follows:

(i) First, to the Partners so as to reverse all allocations of Net Losses (or items thereof) allocated to their respective Capital Accounts for any prior taxable year (or other prior taxable period) pursuant to Section 5.2(b) (to the extent not previously reversed pursuant to this Section 5.2(a)(i)), in the reverse priority of the respective amounts of Net Losses (or items thereof) so allocated;

(ii) Second, to the Limited Partners that are holders of Series A Units, on a pro rata basis in accordance with the number of their respective Series A Units, until such Limited Partners have collectively been allocated for such taxable year (or other taxable period) pursuant to this Section 5.2(a)(ii) an aggregate amount equal to the BGC Preferred Return Amount for such taxable year;

(iii) Third, if the aggregate amount of Net Profits (or items thereof) allocated to the Limited Partners that are holders of Series A Units for all periods prior to such taxable year (or such other taxable period) pursuant to Section 5.2(a)(ii) is less than the sum of the BGC Preferred Return Amounts of each prior taxable year (any such shortfall, the “BGC Shortfall Amount”), to the Limited Partners that are holders of Series A Units, on a pro rata basis in accordance with the number of their respective Series A Units, until such Limited Partners have collectively been allocated pursuant to this Section 5.2(a)(iii) an aggregate amount equal to the BGC Shortfall Amount;

(iv) Fourth, to the Limited Partners that are holders of Series B Units, on a pro rata basis in accordance with the number of their respective Series B Units, until such Limited Partners have collectively been allocated for such taxable year (or other taxable period) pursuant to this Section 5.2(a)(iv) an aggregate amount equal to the CF Preferred Return Amount for such taxable year;

(v) Fifth, if the aggregate amount of Net Profits (or items thereof) allocated to the Limited Partners that are holders of Series B Units for all periods prior to such taxable year (or such other taxable period) pursuant to Section 5.2(a)(iv) is less than the sum of the CF Preferred Return Amounts of each prior taxable year (any such shortfall, the “CF Shortfall Amount”), to the Limited Partners that are holders of Series B Units, on a pro rata basis in accordance with the number of their respective Series B Units, until such Limited Partners have collectively been allocated pursuant to this Section 5.2(a)(v) an aggregate amount equal to the CF Shortfall Amount; and

(vi) Sixth, (A) to the Limited Partners that are holders of Series A Units, on a pro rata basis in accordance with the number of their respective Series A Units, until such Limited Partners have collectively been allocated for such taxable year (or other taxable period) pursuant to Section 5.2(a)(ii) and this Section 5.2(a)(vi) an aggregate amount equal to the product of (I) sixty percent (60%) of the Gross Percentage Return on Capital for such taxable year multiplied by (II) the BGC Investment Amount as of the end of such taxable year (or other taxable period) (it being understood that, for purposes of calculating the Aggregate Investment Amount, the BGC Investment Amount or the CF Investment Amount as of the end of such taxable year (or other taxable period), none of Aggregate Investment Amount, the BGC Investment Amount or the CF Investment Amount shall include any amounts of Net Profits (or items thereof) or Net Losses (or item thereof) previously allocated pursuant to this Section 5.2 for such taxable year (or such other taxable period)); and (B) to the Limited Partners that are holders of Series B Units, on a pro rata basis in accordance with the number of their respective Series B Units, any remaining Net Profits for such taxable year (or other taxable period).

(b) Allocation of Net Losses. Except as otherwise provided in Section 5.4 and Section 5.5, and subject to the other provisions of this Article V, including Section 5.7, Net Losses (or items thereof) for any taxable year (or other taxable period) shall be allocated to the Capital Accounts of the Partners as follows:

(i) First, to the Limited Partners that are holders of Series A Units or Series B Units, on a pro rata basis in accordance with the number of their respective Series A Units and Series B Units, an amount equal to all Net Profits (or items thereof) allocated to their respective Capital Accounts for any prior taxable year (or other prior taxable period) pursuant to Section 5.2(a)(vi) (less any amount allocated to such Limited Partners pursuant to this Section 5.2(b)(i) in any prior taxable year (or other prior taxable period));

(ii) Second, to the Limited Partners that are holders of Series B Units, on a pro rata basis in accordance with the number of their respective Series B Units, an amount equal to all Net Profits (or items thereof) allocated to their respective Capital Accounts for any prior taxable year (or other prior taxable period) pursuant to Section 5.2(a)(iv) or Section 5.2(a)(v) (less any amount allocated to such Limited Partners pursuant to this Section 5.2(b)(ii) in any prior taxable year (or other prior taxable period));

(iii) Third, to the Limited Partners that are holders of Series A Units, on a pro rata basis in accordance with the number of their respective Series A Units, an amount equal to all Net Profits (or items thereof) allocated to their respective Capital Accounts for any prior taxable year (or other prior taxable period) pursuant to Section 5.2(a)(ii) or Section 5.2(a)(iii) (less any amount allocated to such Limited Partners pursuant to this Section 5.2(b)(iii) in any prior taxable year (or other prior taxable period));

(iv) Fourth, to the Limited Partners that are holders of Series B Units, on a pro rata basis in accordance with the number of their respective Series B Units, until such Limited Partners have collectively been allocated for such taxable year (or other taxable period) pursuant to this Section 5.2(b)(iv) an aggregate amount equal to $36.67 million for such taxable year (or, in the case of a taxable period that is less than a taxable year, such $36.67 million proportionately reduced to reflect the proportion of a taxable year represented by such taxable period);

(v) Fifth, (A) to the Limited Partners that are holders of Series A Units, on a pro rata basis in accordance with the number of their respective Series A Units, an amount equal to the BGC Investment Percentage of any remaining Net Losses (or items thereof) for such taxable year (or other taxable period); and (B) to the Limited Partners that are holders of Series B Units, on a pro rata basis in accordance with the number of their respective Series B Units, an amount equal to the CF Investment Percentage of any remaining Net Losses (or items thereof) for such taxable year (or other taxable period); and

(vi) Sixth, to the General Partner, any Net Losses (or items thereof) that may not be allocated to any of the Limited Partners that are holders of Series A Units or Series B Units pursuant to this Section 5.2(b) by reason of the limitation set forth in Section 5.7.

(c) The General Partner will supervise the Capital Account allocations (including the allocation of Net Profits and the allocation of Net Losses) and the allocation of items of income, gain, loss and deduction for tax purposes among the Partners by the Partnership’s accountants in accordance with this Agreement. These determinations, reasonably made in good faith by the General Partner (after reasonable consultation with the Partnership’s tax advisors), will be final and binding on all Partners (absent manifest error).

Section 5.3 Allocations in Respect of Section 704(c) Property. In accordance with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for U.S. federal income tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and the initial Gross Asset Value of such property using the “traditional method” (without “curative allocations”) set forth in Treasury Regulations Section 1.704-3(b) (or such other method provided for under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder as the General Partner may determine). If the Gross Asset Value of any Partnership property is adjusted as described in the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for U.S. federal income tax purposes and the Gross Asset Value of such property in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder using the “traditional method” (without “curative allocations”) set forth in Treasury Regulations Section 1.704-3(b) (or such other method provided for under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder as the General Partner may determine).

Section 5.4 Minimum Gain Chargebacks and Non-Recourse Deductions.

(a) Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Partner Minimum Gain during a taxable year, the Partners shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, any Partner’s share of Partner Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 5.4(a) is intended to comply with the minimum gain charge-back requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b) Non-recourse deductions for any taxable year shall be allocated to the Partners in proportion to the allocations for such taxable year of Net Profits or Net Losses, as applicable, under Section 5.2. Partner non-recourse deductions for any taxable year shall be allocated to the Partner that bears the economic risk of loss with respect to the Partner non-recourse Debt to which such Partner Non-recourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1). “Non-recourse deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1); “Partner Non-recourse deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(1); and “Partner Non-recourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

(c) Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Partner Minimum Gain attributable to a Partner Non-recourse Debt during any taxable year, each Partner that has a share of such Partner Minimum Gain shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(i). For purposes of this Agreement, any Partner’s share of any Partner Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 5.4(c) is intended to comply with Treasury Regulations Section 1.704-2(i) and shall be interpreted and applied in a manner consistent therewith. “Partner Minimum Gain” has the same meaning as the term “partner non-recourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2).

Section 5.5 Qualified Income Offset. Any Partner that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section l.704-l(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Partner’s Capital Account (increased by the amount of such Partner’s obligation to restore a deficit in such Partner’s Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section 5.5 is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

Section 5.6 Reserved.

Section 5.7 Loss Limitation. Net Losses allocated pursuant to Section 5.2(b) shall not exceed the maximum amount of Net Losses that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any taxable year (or increase any existing Adjusted Capital Account Deficit). In the event that some but not all of the Partners would have an Adjusted Capital Account Deficit (or an increase in any existing Adjusted Capital Account Deficit) as a consequence of an allocation of Net Losses pursuant to Section 5.2(b), the limitation set forth in this Section 5.7 shall be applied on a Partner-by-Partner basis and Net Losses not allocable to a Partner under Section 5.2(b) as a result of such limitation shall be allocated to the other Partners pursuant to Section 5.2(b), in accordance with the positive balances in such other Partner’s respective Capital Accounts so as to allocate the maximum permissible Net Losses under Section 5.2(b) to each Partner otherwise entitled to allocations of Net Losses pursuant to such Section under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

Section 5.8 Code Section 704(b) Compliance. The allocation provisions contained in this Article V are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith. To the extent that the regulatory allocations described in Section 5.4 and Section 5.5 are inconsistent with the intent of this Agreement, the General Partner shall have the discretion to disregard such allocations. The General Partner in its reasonable discretion may modify the allocations in this Article V and make such special allocations or other Capital Account adjustments as it determines are necessary or appropriate to comply with Code Section 704 and such regulations.

Section 5.9 Corresponding Allocations of Taxable Income and Loss. Any election or other decision relating to the allocation of Partnership items of income, gain, loss, deduction or credit for U.S. federal income tax purposes shall be made by the General Partner (after reasonable consultation with the Partnership’s tax advisors) in a manner that reasonably reflects the intent of this Agreement and any such election or decision so made shall be final and binding on all Partners, absent manifest error. It is intended that, for U.S. federal income tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Partners in the same manner as are Net Profits and Net Losses; provided, however, that (a) if the book value of any property of the Partnership differs from its adjusted tax basis or (b) to the extent there are liabilities assumed by the Partnership with respect to property contributed by the Partnership that have not been taken into account for tax purposes, then items of income, gain, loss, deduction or credit, for tax purposes, shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis of the property for tax purposes and its book value using the “traditional method” (without “curative allocations”) set forth in Treasury Regulations Section 1.704-3(b) (or such other method provided for under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder as the General Partner may determine).

Section 5.10 Allocation Conventions.

(a) Except as determined to be necessary by the General Partner to carry out the purposes of this Agreement or except as otherwise required by applicable law, all allocations of Net Profits and Net Losses under this Article V shall be made as of the last day of any taxable year (or other taxable period).

(b) Allocations of Net Profits and Net Losses under this Article V in any taxable year (or other taxable period) in which the interest of a Partner in the Partnership varies over the course of a taxable year (or other taxable period) shall be made so as to take account of the varying interests of the Partners in the Partnership in such manner as the General Partner shall reasonably determine.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions.

(a) Subject to the other provisions of this Article VI, the Partnership shall distribute to the Partners from the Partners’ Capital Accounts, as promptly as practicable after the end of each Distribution Period, an aggregate amount equal to the Available Cash for such Distribution Period (any such distribution, a “Distribution”).

(b) With respect to any Distribution, (i) an amount equal to the product of (A) the BGC Investment Percentage as of the end of such Distribution Period, multiplied by (B) the aggregate Distribution for such Distribution Period, shall be distributed to the Limited Partners that are holders of the Series A Units, on a pro rata basis in accordance with their respective positive Capital Account balances, and (ii) an amount equal to the product of (A) the CF Investment Percentage as of the end of such Distribution Period, multiplied by (B) the aggregate Distribution for such Distribution Period, shall be distributed to the Limited Partners that are holders of the Series B Units, on a pro rata basis in accordance with their respective positive Capital Account balances.

(c) The General Partner shall have the right to change the manner of any Distribution to reflect the intended allocations of Net Profits and Net Losses set forth in Article V.

Section 6.2 Distributions Upon an Extraordinary Transaction or Liquidation. Subject to the other provisions of this Article VI, upon the consummation of an Extraordinary Transaction or a liquidation of the Partnership in accordance with Article XII, all cash amounts received by the Partnership in connection with such Extraordinary Transaction or liquidation that are available for distribution shall be distributed by the Partnership, at such time (unless otherwise determined by the General Partner in its sole and absolute discretion), to Limited Partners that are holders of Series A Units and Limited Partners that are holders of Series B Units (treated for this purpose as a single class) on a pro rata basis in accordance with each such Limited Partner’s respective positive Capital Account balances (determined after giving effect to all allocations of items of income, gain, loss and deduction resulting from, and for all periods prior to, such Extraordinary Transaction or liquidation).

Section 6.3 Withholding and Other Tax Liabilities.

(a) The Partnership shall at all times be entitled to make payments with respect to any Partner in amounts required to discharge any obligation of the Partnership to withhold from a distribution or make payments to any governmental authority with respect to any foreign, federal, state or local tax liability of such Partner arising as a result of such Partner’s interest in the Partnership (a “Withholding Payment”). Any Withholding Payment made from funds withheld upon a distribution will be treated as distributed to such Partner for all purposes of this Agreement. Any other Withholding Payment shall be repaid to the Partnership, as determined by the General Partner in its sole and absolute discretion, in whole or in part, (i) upon demand by the Partnership or (ii) by deduction from any distributions payable to such Partner pursuant to this Agreement (with the amount of such deduction treated as distributed to the Partner). Each Partner does hereby agree to indemnify and hold harmless the Partnership and the General Partner from and against any and all liability with respect to Withholding Payments required on behalf of, or with respect to, such Partner, except with respect to liabilities resulting solely from the fraud, bad faith, gross negligence or willful misconduct of the General Partner.

(b) In the event that the distributions or proceeds to the Partnership from an investment are reduced on account of taxes withheld at the source or any taxes are otherwise required to be paid by the Partnership or any of its Subsidiaries or any entity in which it invests, and such taxes are imposed on or with respect to one or more, but not all of the Partners in the Partnership, the amount of the reduction or payment shall be borne by the relevant Partners and treated as if it were paid by the Partnership as a Withholding Payment with respect to such Partners pursuant to Section 6.3(a). Taxes imposed on the Partnership or its Subsidiaries (or any other entity in which it invests) where the rate of tax varies depending on characteristics of the Partners shall be treated as taxes imposed on or with respect to the Partners for purposes of this Section 6.3. This Section 6.3 and the other provisions of this Agreement shall be applied consistently with the requirements of Treasury Regulations Section 1.704-1.

(c) Withholding, income and similar taxes paid by or imposed on the Partnership and/or any Subsidiary in respect of a particular investment shall be treated as having been distributed to a particular Partner to the extent any of such taxes are, in the reasonable judgment of the General Partner, attributable to the failure of such Partner to comply with the provisions of Section 3.11 or on account of the incompleteness, inaccuracy, obsolescence, expiration or invalidity of any documentation delivered by such Partner pursuant to Section 3.11, or delivered on behalf of a Partner pursuant to Section 13.1.

Section 6.4 Tax Distributions. Notwithstanding anything to the contrary in this Agreement, but subject in each case to Section 6.5:

(a) On or prior to each Estimated Tax Due Date, the Partnership shall make a cash distribution to each Partner in an aggregate amount equal to such Partner’s Quarterly Tax Distribution Amount for the Fiscal Quarter with respect to which quarterly installments of estimated tax are due on such Estimated Tax Due Date (each such distribution, a “Quarterly Tax Distribution”).

(b) As promptly as practicable after the end of each Fiscal Year, the Partnership shall make a cash distribution to each Partner in an aggregate amount equal to such Partner’s Year End Tax Distribution Amount for such Fiscal Year.

(c) All amounts distributed pursuant to Section 6.4(a) and Section 6.4(b) shall be treated as an advance against and shall be deducted from the next succeeding distribution made (or that would otherwise be made) to such Partner with respect to such Partner’s Units (whether pursuant to Section 6.1, Section 6.2, Section 9.5, Section 12.2 or otherwise), and if necessary, from any succeeding distributions thereafter, until such amounts have been fully deducted from such distribution(s). Any such amounts applied as an advance against one or more succeeding distributions pursuant to the immediately preceding sentence shall be treated for purposes of this Agreement as having been distributed under those provisions of this Agreement under which distributions would have been made with respect to such Partner’s Units but for the immediately preceding sentence.

Section 6.5 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership and the General Partner, on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

ARTICLE VII

MANAGEMENT

Section 7.1 Management by the General Partner.

(a) Except as expressly limited by the provisions of this Agreement, the General Partner (i) shall have the duty, responsibility, authority and power to manage and administer the affairs and business of the Partnership; (ii) shall, in its sole and absolute discretion, exercise all powers necessary, convenient or appropriate to carry out the purposes, conduct the business and exercise the powers of the Partnership, but subject to the limitations and restrictions expressly set forth herein; and (iii) shall have all of the powers, duties and obligations conferred by the Act on a general partner. Except as expressly limited by the provisions of this Agreement, the General Partner is authorized and empowered, on behalf and in the name of the Partnership, to carry out and implement, directly or through such agents and designees as the General Partner may appoint, such actions and execute such documents as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership. For purposes of this Article VII, references to the Partnership shall include its Subsidiaries, unless the context requires otherwise.

(b) The General Partner may appoint officers, managers or agents of the Partnership and its Subsidiaries and may delegate to such officers, managers or agents or any other person or body all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement.

(c) The General Partner shall use reasonable best efforts to ensure that the Partnership is and continues throughout its term to be classified as a partnership (but not a publicly traded partnership) for U.S. federal income tax purposes.

Section 7.2 Role and Voting Rights of Limited Partners; Authority of Partners.

(a) Limitation on Role of Limited Partners. No Limited Partner shall have any right of control or management power over the business or other affairs of the Partnership as a result of its status as a Limited Partner except as otherwise expressly provided in this Agreement. No Limited Partner shall participate in the control of the Partnership’s business in any manner that would, under the Act, subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder, including holding himself, herself or itself out to third parties as a general partner of the Partnership; provided that any Limited Partner may be an employee of the Partnership or any of its Affiliates and perform such duties and do all such acts required or appropriate in such role, and no such performance or acts shall subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder. Without limiting the generality of the foregoing, in accordance with, and to the fullest extent permitted by the Act, a Limited Partner (directly or through an Affiliate) (i) may consult with and advise the General Partner or any other Person with respect to any matter, including the business of the Partnership, (ii) may transact business with the General Partner or the Partnership, and (iii) may be an officer, director, partner or equityholder of the General Partner or have its Representatives serve as officers or directors of the General Partner without incurring additional liabilities to third parties.

(b) No Limited Partner Voting Rights. To the fullest extent permitted by the Act, the Limited Partners shall not have any voting rights under the Act, this Agreement or otherwise, and shall not be entitled to consent to, approve or authorize any actions by the Partnership or the General Partner, except in each case as otherwise expressly provided in this Agreement.

(c) Authority of Partners. No Limited Partner shall have any power or authority, in such Partner’s capacity as a Limited Partner, to act for or bind the Partnership except to the extent that such Limited Partner is so authorized in writing prior thereto by the General Partner. Without limiting the generality of the foregoing, no Limited Partner, in such Partner’s capacity as a Limited Partner, shall, except as so authorized by the General Partner, have any power or authority to incur any liability or execute any instrument, agreement or other document for or on behalf of the Partnership, whether in the Partnership’s name or otherwise. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner. Each Limited Partner hereby agrees that, except to the extent provided in this Agreement and except to the extent that such Limited Partner shall be the General Partner, it will not participate in the management or control of the business and other affairs of the Partnership, will not transact any business for Partnership and will not attempt to act for or bind the Partnership.

Section 7.3 Removal and Replacement of the General Partner.Any General Partner may be removed at any time, with or without cause, by the holders of a majority of the outstanding Special Voting Limited Partnership Units, and the General Partner may resign from the Partnership for any reason; provided, however, that, as a condition to any such removal or resignation, (a) the holders of a majority of the outstanding Special Voting Limited Partnership Units shall first appoint another Person as the new General Partner; (b) such Person shall be admitted to the Partnership as the new General Partner (upon the execution and delivery of an agreement to be bound by the terms of this Agreement and such other agreements, documents or instruments requested by the resigning General Partner); and (c) such resigning or removed General Partner shall Transfer its entire General Partnership Interest to the new General Partner. The admission of the new General Partner shall be deemed effective immediately prior to the effectiveness of the resignation of the resigning General Partner. Upon removal of any General Partner, notwithstanding anything herein to the contrary, the General Partnership Interest shall be transferred to the Person being admitted as the new General Partner, simultaneously with admission and without the requirement of any action on the part of the General Partner being removed or any other Person. Effective immediately upon the Transfer of the General Partner’s entire General Partnership Interest as provided in this Section 7.3 or Section 9.2(b), such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such General Partnership Interest and shall cease to be the General Partner.

Section 7.4 Expense Reimbursement.

(a) All costs and expenses incurred in connection with the ongoing operation or management of the business of the Partnership or its Subsidiaries (including such operation or management by the General Partner or its Representatives) shall be borne by the Partnership or its Subsidiaries, as the case may be, including the following costs and expenses:

(i) the costs and expenses of maintaining the Partnership’s (and its Subsidiaries’) bank accounts or of any banks, custodians or depositories appointed for the safekeeping of the investments or other property of the Partnership or its Subsidiaries;

(ii) travel costs, fees and other costs and expenses incurred by the General Partner, the Partnership or their respective Representatives related to the investigation and evaluation of investment opportunities (including those not consummated), the acquisition, ownership, management, financing, refinancing, hedging or sale or valuation of loans or other assets, meetings with the Partners, taxes (and costs and expenses of the TMP, including attorneys’ and accountants’ fees and disbursements associated therewith), fees of auditors, counsel, third-party due diligence providers and consultants, custodial expenses, insurance, indemnification expenses, litigation expenses, costs and expenses associated with the preparation and distribution of documents; and

(iii) compensation of the employees (including officers) of the General Partner, the Partnership and its Subsidiaries (whether such employees are employed directly or leased from members of the BGC Partners Group or members of the Cantor Group) and related benefits costs and payroll taxes; and

(b) To the extent that any cost or expense to be borne by the Partnership are paid by the General Partner or its Affiliates (other than the Partnership and its Subsidiaries), the Partnership shall reimburse the General Partner or Affiliate, as the case may be, for all such cost and expense promptly upon request.

Section 7.5 Affiliated Transactions. The General Partner, acting in good faith, may enter, or cause the Partnership to enter, into arrangements, contracts or other transactions with any Affiliate of the General Partner, Cantor or BGC Partners for (a) the provision or receipt of accounting, legal, treasury, human resources, information technology, investor relations, office overhead and other administrative services pursuant to generally applicable intercompany services agreements, (b) investment advisory, investment banking, underwriting, valuation, risk management, financial advisory and similar services and (c) other matters to the extent on arm’s length terms.

ARTICLE VIII

INDEMNIFICATION AND EXCULPATION

Section 8.1 Exculpation. Neither a General Partner nor any Affiliate or director or officer of a General Partner or any such Affiliate shall be personally liable to the Partnership or the Limited Partners for a breach of fiduciary duty as a General Partner or as an Affiliate or director or officer of a General Partner or any such Affiliate, except to the extent such exemption from liability or limitation thereof is not permitted under the Act as the same exists or may hereafter be amended. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of such Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification. A General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and the opinion of any such Person as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner in good faith and in accordance with such opinion. A General Partner may exercise any of the powers granted to it by this Agreement and perform any of the obligations imposed on it hereunder either directly or by or through one or more agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner with due care.

Section 8.2 Indemnification.

(a) Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was or has agreed to become a General Partner, or any director or officer of the General Partner or of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while surviving as a director, officer, employee or agent, shall be indemnified and held harmless by the Partnership to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than said law permitted the Partnership to provide prior to such amendment), as if the Partnership were a corporation organized under the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under ERISA) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 8.2(c), the Partnership shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the General Partner. The right to indemnification conferred in this Section 8.2 shall be a contract right and shall include the right to be paid by the Partnership the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its financial disposition; provided, however, that if applicable law requires that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Partnership of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 8.2 or otherwise.

(b) To obtain indemnification under this Section 8.2, a claimant shall submit to the Partnership a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and are reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 8.2(b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made by the Board of Directors of the General Partner. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within twenty (20) days after such determination.

(c) It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Partnership) that the claimant has not met the standards of conduct which make it permissible under the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than it permitted the Partnership to provide prior to such amendment) for the Partnership to indemnify the claimant for the amount claimed if the Partnership were a corporation organized under the DGCL, but the burden of proving such defense shall be on the Partnership.

(d) The Partnership may, to the extent authorized from time to time by the General Partner, grant rights to indemnification, and rights to be paid by the Partnership the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Partnership to the fullest extent of the provisions of this Section 8.2 with respect to the indemnification and advancement of expenses of a General Partner or any directors and officers of the General Partner or of the Partnership.

(e) If any provision or provisions of this Section 8.2 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 8.2 (including each portion of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 8.2 (including each such portion of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(f) Any notice, request or other communication required or permitted to be given to the Partnership under this Section 8.2 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Partner and shall be effective only upon receipt by the General Partner.

Section 8.3 Insurance. The Partnership may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Partnership or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under the DGCL if the Partnership were a corporation organized under the DGCL. To the extent that the Partnership maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights of indemnification have been granted as provided in Section 8.2, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

Section 8.4 Subrogation. In the event of payment of indemnification to a Person described in Section 8.2, the Partnership shall be subrogated to the extent of such payment to any right of recovery such Person may have and such Person, as a condition of receiving indemnification from the Partnership, shall execute all documents and do all things that the Partnership may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Partnership effectively to enforce any such recovery.

Section 8.5 No Duplication of Payments. The Partnership shall not be liable under this Article VIII to make any payment in connection with any claim made against a Person described in Section 8.2 to the extent such Person has otherwise received payment (under any insurance policy or otherwise) of the amounts otherwise payable as indemnity hereunder.

Section 8.6 Survival. This Article VIII shall survive any termination of this Agreement.

ARTICLE IX

TRANSFERS OF EQUITY INTERESTS

Section 9.1 Transfers of Equity Interests Generally Prohibited. No Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any of rights, title and interest in and to, its Equity Interest, except as permitted by the terms and conditions set forth in this Article IX. Schedule A shall be deemed to be amended from time to time to reflect any change in the Partners or Equity Interests as a result of any Transfer permitted by this Article IX.

Section 9.2 Permitted Transfers.

(a) Limited Partnership Interests. No Limited Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Limited Partnership Interest (including any Regular Limited Partnership Interest and any Special Voting Limited Partnership Interest), except any such Transfer (i) pursuant to Section 9.2(c) or Section 9.5; (ii) by a member of the BGC Partners Group to another member of the BGC Partners Group; (iii) by a member of the Cantor Group to another member of the Cantor Group; or (iv) for which the General Partner shall have provided its prior written consent (such consent not to be unreasonably withheld); provided that, without the consent of the General Partner, no Limited Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Limited Partnership Interest if the General Partner determines, in its sole discretion, that such Transfer would reasonably be expected to:

(i) jeopardize the status of the Partnership as a partnership for United States federal income tax purposes or result in a termination of the Partnership under the Code;

(ii) result in the Partnership being classified or treated as a publicly traded partnership for U.S. federal income tax purposes;

(iii) cause a dissolution of the Partnership under the Act;

(iv) cause the Partnership or any Subsidiary to be an “investment company” within the meaning of the 40 Act;

(v) violate, or cause the Partnership to violate, any applicable law or regulation, including any applicable federal or state securities laws;

(vi) cause the Partnership or any Subsidiary to have to make any filings or cause it to be subject to any reporting or other regulatory obligations to which it was not subject prior to such Transfer;

(vii) cause the Partnership, any Subsidiary or any Partner to be in violation of any contract, financing (or other obligation legally binding upon any of them) or otherwise suffer any material adverse consequence which, in each case, has been identified by the General Partner as a violation or adverse consequence likely to occur as a result of such Transfer; or

(viii) cause the assets of the Partnership to be considered “plan assets” under ERISA.

(b) General Partnership Interest. The General Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its General Partnership Interest, unless (i) to a new General Partner in accordance with Section 7.3, or (ii) with the prior written consent of the holders of a majority of the Special Voting Limited Partnership Units.

(c) Transfers from the BGC Partners Group to Affiliates. It is expressly understood that, as of the Closing Date, members of the Newmark Group shall be members of the BGC Partners Group. It is possible that the members of the Newmark Group shall cease to be members of the BGC Partners Group, including as a result of an initial public offering of common stock of Newmark, a distribution of all of the common stock in Newmark held by members of the BGC Partners Group, or a combination of the foregoing (the “Newmark Separation”). If (i) members of the BGC Partners Group shall transfer all of their Equity Interests in the Partnership to members of the Newmark Group (which they expressly shall be permitted to do under this Agreement), or all such Equity Interests in the Partnership are otherwise held by members of the Newmark Group, and (ii) the Newmark Separation occurs, then each reference to “BGC Partners” and the “BGC Partners Group” in this Agreement shall become references to “Newmark” and the “Newmark Group” to extent necessary to reflect such ownership of the Equity Interests in the Partnership by the members of the Newmark Group following the Newmark Separation.

Section 9.3 Admission as a Partner upon Transfer. Notwithstanding anything to the contrary set forth herein, a Transferee that has otherwise satisfied the requirements of Section 9.2 shall become a Partner, and shall be listed as a “Regular Limited Partner,” “Special Voting Limited Partner” or “General Partner” as applicable, on Schedule A, and shall be deemed to receive the Equity Interest being Transferred, in each case only at such time as such Transferee executes and delivers to the Partnership an agreement in which the Transferee agrees to be admitted as a Partner and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner; provided, however, that if such Transferee is (a) at the time of such Transfer a Partner of the applicable class of Units being Transferred or (b) has previously entered into an agreement pursuant to which the Transferee shall have agreed to become a Partner and be bound by this Agreement (which agreement is in effect at the time of such Transfer), such Transferee shall not be required to enter into any such agreements unless otherwise determined by the General Partner.

Section 9.4 Transfer of Units and Capital with the Transfer of an Interest. Notwithstanding anything herein to the contrary, each Partner that Transfers an Equity Interest shall be deemed to have Transferred the entire Equity Interest, including the associated Units and Capital Account with respect to such Equity Interest, or, if a portion of an Equity Interest is being Transferred, each Partner that Transfers a portion of an Equity Interest shall specify the number of Units being so Transferred and such Transfer shall include a proportionate amount of such Partner’s Capital Account with respect to such Equity Interest, to the Transferee.

Section 9.5 Redemption.

(a) Optional Redemption by the Series A Limited Partners. At the option of the Limited Partners that hold a majority of the outstanding Series A Units delivered in writing to the Partnership not earlier than the fourth (4th) anniversary of the Closing Date, the Partnership shall redeem, on the date that is one (1) year following the date such option is exercised (or such other date as may be agreed by the Partnership and the Limited Partners that hold a majority of the outstanding Series A Units), all outstanding Series A Units in exchange for an aggregate amount in cash equal to the BGC Investment Amount, adjusted as of immediately prior to such redemption. Such aggregate amount will be paid to the Limited Partners that are holders of the Series A Units being redeemed, pro rata in accordance with their respective number of Series A Units.

(b) Early Redemption by the Partnership. At any time prior to the fifth anniversary of the Closing Date, at the option of the Limited Partners that hold a majority of the outstanding Series B Units, the Partnership shall have the right to redeem all outstanding Series A Units in exchange for an aggregate amount in cash equal to (a) the BGC Investment Amount, adjusted as of immediately prior to such redemption plus (b) if there shall be any BGC Shortfall Amount as of such redemption, an amount equal to such BGC Shortfall Amount as of such redemption. Such aggregate amount will be paid to the Limited Partners that are holders of the Series A Units being redeemed, pro rata in accordance with their respective number of Series A Units. To effect such a redemption, the Partnership shall provide a written notice to BGC Partners that the Partnership intends to effect the redemption at least five (5) days prior to such redemption.

(c) Redemption by the Partnership. At any time on or after the fifth anniversary of the Closing Date, at the option of the Limited Partners that hold a majority of the outstanding Series B Units, the Partnership shall have the right to redeem all outstanding Series A Units in exchange for an aggregate amount in cash equal to the BGC Investment Amount, adjusted as of immediately prior to such redemption. Such aggregate amount will be paid to the Limited Partners that are holders of the Series A Units being redeemed, pro rata in accordance with their respective number of Series A Units. To effect such a redemption, the Partnership shall provide a written notice to BGC Partners that the Partnership intends to effect the redemption at least five (5) days prior to such redemption.

(d) In the event of any redemption pursuant to this Section 9.5, any Net Profits (or items thereof) or any Net Losses (or items thereof) not previously allocated pursuant to Section 5.2 shall be allocated pursuant to Section 5.2 as of immediately prior to such redemption. No redemption pursuant to this Section 9.5 shall be considered an Extraordinary Transaction.

(e) Immediately following the closing of any redemption pursuant to this Section 9.5, the members of the BGC Partners Group shall no longer have any interest in (i) the Partnership or any of its Subsidiaries or (ii) any Capital Account.

Section 9.6 Legend. Each Partner agrees that any certificate issued to it to evidence its Equity Interests shall have inscribed conspicuously on its front or back the following legend:

THE PARTNERSHIP INTEREST IN CF REAL ESTATE FINANCE HOLDINGS, L.P. REPRESENTED BY THIS CERTIFICATE (INCLUDING ASSOCIATED UNITS AND CAPITAL) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND THIS PARTNERSHIP INTEREST MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, EXCEPT (A) EITHER (1) WHILE A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE REGISTRATIONS AND QUALIFICATIONS ARE IN EFFECT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (INCLUDING, IF APPLICABLE, REGULATION S

THEREUNDER) AND SUCH OTHER APPLICABLE LAWS AND (B) IF PERMITTED BY THE LIMITED PARTNERSHIP AGREEMENT OF CF REAL ESTATE FINANCE HOLDINGS, L.P., AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH CONTAINS STRICT PROHIBITIONS ON TRANSFERS, SALES, ASSIGNMENTS, PLEDGES, HYPOTHECATIONS, ENCUMBRANCES OR OTHER DISPOSITIONS OF THIS PARTNERSHIP INTEREST OR ANY INTEREST THEREIN (INCLUDING ASSOCIATED UNITS AND CAPITAL).

Section 9.7 Effect of Transfer Not in Compliance with this Article. Any purported Transfer of all or any part of a Partner’s Interest, or any interest therein, that is not in compliance with this Article IX shall, to the fullest extent permitted by law, be void ab initio and shall be of no effect.

ARTICLE X

LIMITED LIABILITY OF THE LIMITED PARTNERS

Section 10.1 Limited Liability. A Limited Partner that receives the return of any part of its Capital Contribution shall be liable to the Partnership for the amount of its Capital Contribution so returned to the extent, and only to the extent, provided by the Act. Except as provided in the Act, the Limited Partners shall not otherwise be liable to the Partnership for the repayment, satisfaction, or discharge of the Partnership’s debts, liabilities or obligations. Except as may be otherwise expressly provided in this Agreement, no Limited Partner shall have any obligation to contribute money to the Partnership. No Limited Partner shall be personally liable to any third Person for any liability or other obligation of the Partnership.

ARTICLE XI

DURATION AND TERMINATION OF THE PARTNERSHIP

Section 11.1 Duration. The Partnership shall continue until terminated in accordance with this Article XI.

Section 11.2 Bankruptcy of a Partner. The bankruptcy, insolvency, dissolution or liquidation of, or the making of an assignment for the benefit of creditors by, or any other act or circumstance with respect to, a Partner shall not cause the dissolution or termination of the Partnership.

Section 11.3 Events of Dissolution; Termination of the Partnership. The Partnership shall be dissolved and terminate upon the first to occur of:

(a) the written consent of the General Partner to the dissolution of the Partnership;

(b) at any time there are no Limited Partners of the Partnership; and

(c) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

ARTICLE XII

LIQUIDATION OF THE PARTNERSHIP

Section 12.1 General.

(a) Upon the dissolution of the Partnership, the Partnership shall be liquidated in accordance with this Article XII and the Act. The termination, dissolution and liquidation shall be conducted and supervised by the General Partner (the General Partner being referred to in this Article XII as the “Liquidating Agent”). The Liquidating Agent shall have all of the rights, powers, and authority with respect to the assets and liabilities of the Partnership in connection with the liquidation, dissolution and termination of the Partnership that the General Partner has with respect to the assets and liabilities of the Partnership during the term of the Partnership, and subject to the same limitation on such powers as the General Partner has during the term of the Partnership, the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation of the Partnership and the transfer of any assets or liabilities of the Partnership. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute documents and, in connection therewith, to fix the reasonable compensation of each such Person, which shall be charged as an expense of liquidation.

(b) The Liquidating Agent shall liquidate the Partnership in an orderly fashion and taking into account prevailing market conditions and the assets and liabilities of the Partnership and shall have a reasonable time to dispose of all assets of the Partnership upon the best price and on such terms as the Liquidating Agent is able to obtain in the then current market, as determined by the Liquidating Agent in its sole and absolute discretion.

Section 12.2 Priority on Liquidation; Distributions.

(a) The proceeds of liquidation shall be applied and distributed in the following order of priority:

(i) to pay the reasonable costs and expenses of the dissolution and liquidation;

(ii) to pay matured debts and liabilities of the Partnership to all creditors of the Partnership (including any liability to any Partner, which shall include the payment of any reimbursable costs and expenses under Section 7.4);

(iii) to establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the Partnership to all Persons who are not Partners;

(iv) to establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the Partnership to Partners; and

(v) finally, any remaining proceeds or assets shall be distributed to the Partners, pro rata, in accordance with their respective positive Capital Account balances.

(b) If upon the liquidation and winding up of Partnership, assets of the Partnership are to be distributed in kind, each such asset shall be valued to determine the amount of net gain or loss that would result if such asset were to be sold at fair market value, and such net gain or loss shall be allocated among, and credited or charged, as the case may be, to the Capital Accounts of the Partners in accordance with Article V.

Section 12.3 Source of Distributions. The General Partner shall not be liable out of its own assets for the distribution of any amounts to the Limited Partners, it being expressly understood that any such distribution shall be made solely from the Partnership’s assets.

Section 12.4 Statements on Termination. Each Partner shall be furnished with a statement prepared by the Partnership’s accountant, which shall set forth the assets and liabilities of the Partnership as at the date of complete liquidation, and each Partner’s share thereof. Upon consummation of the liquidation of the Partnership set forth in this Article XII, the Limited Partners shall cease to be such, and the Liquidating Agent shall execute, acknowledge and cause to be filed a certificate of cancellation of the Partnership.

Section 12.5 Deficit Restoration. Upon the termination of the Partnership, no Limited Partner shall be required to restore to the Partnership any negative balance in his, her or its Capital Account. The General Partner shall be required to contribute to the Partnership an amount equal to its respective deficit Capital Account balances within the period prescribed by Treasury Regulations Section 1.704-1(b)(2)(ii)(c).

Section 12.6 Reconstitution. Nothing contained in this Agreement shall impair, restrict or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership is doing business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership either under provisions identical to those set forth herein or any others which they may deem appropriate.

ARTICLE XIII

POWER OF ATTORNEY

Section 13.1 General. Each Partner irrevocably constitutes and appoints each officer and director of the General Partner and each Liquidating Agent the true and lawful attorney-in-fact, with power of substitution, of such Partner to execute, acknowledge, swear to and file: (a) any certificate or other instrument which may be required to be filed by the Partnership under the laws of any jurisdiction in which the Partnership or any Subsidiary does business, or which the General Partner shall deem advisable to file, so long as no such certificate or instrument shall have the effect of amending this Agreement or imposing any liability or obligation on such Partner or result in a Partner no longer having limited liability under the Act or otherwise; (b) any agreement, document, certificate or other instrument which any Partner is required to execute in connection with the transfer of such Partner’s interest in the Partnership pursuant to Article IX and which such Partner has failed to execute and deliver within ten (10) days after written request therefor by the General Partner; (c) any instrument which the General Partner deems necessary or appropriate to facilitate the implementation of the terms of this Agreement, so long as such instruments do not alter the rights or obligations of the Limited Partners under the terms of this Agreement; and (d) any certificate, document, agreement or other instrument necessary to obtain benefits to which the Partners are otherwise entitled under an applicable tax treaty or the tax laws of any jurisdiction, including the authority to furnish to the relevant tax authorities information relating to a Partner’s tax residence, address, taxpayer identification number and any other information required by such tax authorities in connection with the foregoing. The General Partner shall deliver a copy of each document executed pursuant to this power of attorney to each Partner in whose name such document was executed.

Section 13.2 Survival of Power of Attorney. It is expressly acknowledged by each Partner that the foregoing power of attorney is coupled with an interest and shall survive death, legal incapacity, bankruptcy, insolvency, assignment for the benefit of creditors and assignment by a Partner of its interest in the Partnership; provided, however, that if a Partner shall assign all of its interest in the Partnership and the assignee shall, in accordance with the provisions of this Agreement, become a substitute Partner, then such power of attorney shall survive such assignment only for the purpose of enabling the General Partner to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.

Section 13.3 Written Confirmation of Power of Attorney. Each Partner hereby agrees to execute, upon fifteen (15) days’ prior written notice, a confirmatory or special power of attorney, containing the substantive provisions of this Article XIII.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Further Assurances. The Partners agree to execute such instruments and documents as may be required by the Act or by law or which the General Partner reasonably deems necessary or appropriate to carry out the intent of this Agreement so long as they do not alter the rights and obligations of the Partners under this Agreement.

Section 14.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective estates, heirs, legal representatives, successors and permitted assigns, any additional Partner admitted in accordance with the provisions hereof and any successor to a trustee of a trust that is or becomes a party hereto.

Section 14.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Act and judicial interpretations thereof to the extent applicable, and otherwise in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles.

Section 14.4 Confidentiality. Each Partner expressly agrees, whether or not at the time a Partner of the Partnership or providing services to the Partnership or any of its Subsidiaries, to maintain the confidentiality of, and not disclose to any Person (other than the Partnership, the Partnership’s Representatives, such Partner’s Representatives (provided that such Partner shall be liable to the Partnership for any breach of this Section 14.4 by such Partner’s Representatives) or another Partner), any information relating to the assets, liabilities, business, clients, affairs or financial structure, position or results of the Partnership or its Subsidiaries or any dispute involving the Partnership or its Subsidiaries that shall not be generally known to the public or the securities industry (“Confidential Information”); provided that such Partner may disclose any such Confidential Information (a) to the extent required by any applicable law, rule or regulation in the opinion of counsel or by the order of any securities exchange, banking supervisory authority or other governmental or self-regulatory organization of competent jurisdiction (provided that such Partner notifies the Partnership of such requirement prior to making such disclosure and cooperates with the Partnership in seeking to prevent or minimize such disclosure) or (b) with the prior written consent of the General Partner (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the General Partner may disclose and use Confidential Information as the General Partner determines to be necessary or appropriate in connection with administering and managing the businesses and operations of the Partnership or its Subsidiaries. Notwithstanding anything in this Agreement or any other express or implied agreement, arrangement or understanding to the contrary, each party to this Agreement (and each of its Representatives) may disclose to any and all Persons, without limitation of any kind (other than as provided in the proviso of this sentence), the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that no party (and no Representative thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement (including the identity of any party and any information that could lead another to determine the identity of any party).

Section 14.5 Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby, unless the absence of the invalid, illegal or unenforceable provision would materially affect the respective interests of the Partners, in which case the Partners shall use their best efforts to make such changes or adjustments in this Agreement as would restore the respective economic interests of the Partners as originally contemplated hereby.

Section 14.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same agreement.

Section 14.7 Entire Agreement. This Agreement amends and restates in its entirety the Prior Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 14.8 Amendment; Waiver. This Agreement may be amended or waived at any time and from time to time with the consent of the General Partner. Notwithstanding anything to the contrary contained in this Agreement, without the consent of the holders of a majority of the Series A Units and the holders of a majority of the Series B Units, the second proviso set forth in Section 4.2(b), Section 5.2, Section 9.5 or this sentence (including any defined term used therein or herein) may not be amended in a manner that materially and negatively affects the existing terms of this Agreement setting forth the allocation of economic rights between the Series A Units as a class, on the one hand, and the Series B Units as a class, on the other hand (excluding any such effect resulting solely from additional capital received by the Partnership in connection with the issuance of additional Units).

Section 14.9 Construction. The captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires. The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise specifically described in this Agreement, the words and phrases “including,” “shall include,” “inclusive of” and words and phrases of similar import are deemed to be followed by “without limitation” or “but not limited to.”

Section 14.10 Force Majeure. Whenever any act or thing is required of the Partnership or the General Partner hereunder to be done within any specified period of time, the Partnership or the General Partner, as the case may be, shall be entitled to do such act or thing within such additional time as shall equal the period of delay resulting from causes beyond the reasonable control of the Partnership or the General Partner, as the case may be, including bank holidays, actions of governmental agencies, natural disasters, acts of war or terrorism, national emergency or financial crises of a nature materially affecting the purchase and sale of securities; provided, that this provision shall not have the effect of relieving the Partnership or the General Partner from the obligation to perform any such act or thing.

Section 14.11 Opportunity; Duties. To the greatest extent permitted by applicable law, and except as otherwise expressly set forth in this Agreement:

(a) None of any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives shall owe any duty (fiduciary or otherwise) to, nor shall any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives be liable for breach of duty (fiduciary or otherwise) to, the Partnership or the holders of Equity Interests. In taking any action, making any decision or exercising any discretion with respect to the Partnership, each member of the BGC Partners Group, each member of the Cantor Group, the General Partner and any of their respective Representatives shall be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation (i) to give any consideration to the interests of or factors affecting the Partnership, the holders of Equity Interests or any other Person, or (ii) to abstain from participating in any vote or other action of the Partnership or any Affiliate thereof, or any board, committee or similar body of any of the foregoing. None of any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives shall violate a duty or obligation to the Partnership merely because such Person’s conduct furthers such Person’s own interest. Any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives may lend money to, and transact other business with, the Partnership and its Representatives. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Partnership or any of its Representatives are the same as those of a Person who is not involved with the Partnership or any of its Representatives, subject to other applicable law. No transaction between any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives, on the one hand, and the Partnership, its Subsidiaries or any of their respective Representatives, on the other hand, shall be voidable solely because any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) None of any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Partnership and its Representatives, or (ii) doing business with any of the Partnership’s or its Representatives’ clients or customers. In the event that any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives, on the one hand, and the Partnership or its Subsidiaries, on the other hand, such member of the BGC Partners Group, member of the Cantor Group, the General Partner or any of their respective Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Partnership or its Representatives. None of any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives shall be liable to the Partnership, the holders of Equity Interests or their Representatives for breach of any duty by reason of the fact that any member of the BGC Partners Group, any member of the Cantor Group, the General Partner or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not present such Corporate Opportunity to the Partnership or any of its Representatives.

(c) Any Person purchasing or otherwise acquiring any Equity Interest shall be deemed to have notice of and to have consented to the provisions of this Section 14.11.

(d) The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) of a director, officer or other Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Person.

(e) Neither the alteration, amendment, termination, expiration or repeal of this Section 14.11 nor the adoption of any provision of this Agreement inconsistent with this Section 14.11 shall eliminate or reduce the effect of this Section 14.11 in respect of any matter occurring, or any cause of action that, but for this Section 14.11, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Section 14.12 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted by facsimile or sent postage prepaid by overnight courier or registered or certified mail, return receipt requested, addressed as follows: if intended for the Partnership or the General Partner, to the Partnership’s principal business office determined pursuant to Section 2.4, and if intended for any other Partner to the address of such Partner set forth on Schedule A hereto, or to such other address as such Partner may designate from time to time by written notice to the Partnership. Notices shall be deemed to have been given when personally delivered or transmitted by facsimile with electronic confirmation of receipt or, if mailed or sent by overnight courier, on the date on which received. The provisions of this Section 14.12 shall not prohibit the giving of written notice in any other manner; provided that, in any such case any such written notice shall be deemed given only when actually received.

Section 14.13 No Right of Partition for Redemption. No Partner and no successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned or, except pursuant to Section 9.5 or on such terms and conditions as the General Partner may, in its sole and absolute discretion, approve, to require the redemption of its interest in the Partnership.

Section 14.14 Third-Party Beneficiaries. Except as expressly provided for in Article VIII, the provisions of this Agreement are not intended to be for the benefit of any creditor or other Person to whom any debts or obligations are owed by, or who may have any claim against, the Partnership or any of its Partners, except for Partners, in their capacities as such. Notwithstanding any contrary provision of this Agreement, no such creditor or Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Partnership or any Partner.

Section 14.15 Choice of Forum, Appointment of Agent and Consent to Service of Process.

(a) TO THE EXTENT NECESSARY AND PERMITTED BY APPLICABLE LAW, WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OBLIGATION HEREUNDER, EACH PARTNER AND THE PARTNERSHIP IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN

WILMINGTON, DELAWARE; (II) WAIVES ANY OBJECTION SUCH PARTNER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT AND ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM; (III) AGREES NOT TO CLAIM AND WAIVES ANY IMMUNITY WHICH THE PARTNER MAY BE ENTITLED TO CLAIM IN RESPECT OF ANY SUIT IN OR JURISDICTION OF ANY SUCH COURT; (IV) AGREES TO APPOINT PROMPTLY, UPON REQUEST FROM THE PARTNERSHIP OR THE GENERAL PARTNER, AUTHORIZED AGENTS FOR THE PURPOSE OF RECEIVING SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN WILMINGTON, DELAWARE; (V) CONSENTS TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SUCH JURISDICTIONS; AND (VI) CONSENTS TO SERVICE OF PROCESS BY MAILING A COPY THEREOF TO THE ADDRESS OF THE PARTNER DETERMINED UNDER SECTION 14.12 BY UNITED STATES REGISTERED OR CERTIFIED MAIL, BY THE CLOSEST FOREIGN EQUIVALENT OF REGISTERED OR CERTIFIED MAIL, BY A RECOGNIZED OVERNIGHT DELIVERY SERVICE, BY SERVICE UPON ANY AGENT SPECIFIED PURSUANT TO CLAUSE (IV) OF THIS SECTION 14.15(A), OR BY ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE PARTNERS HEREBY WAIVES ANY RIGHT TO CLAIM OR RECEIVE AND NO COURT OF LAW SHALL HAVE ANY AUTHORITY TO AWARD SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS AND LOST BUSINESS OPPORTUNITIES OR DAMAGES CALCULATED BASED UPON A MULTIPLE OF EARNINGS APPROACH OR VARIANT THEREOF.

(b) Each Partner and the Partnership waives any right to request or obtain a trial by jury in any judicial proceeding governed by the terms of this Agreement or pertaining to the matters governed by this Agreement. The “matters governed by this Agreement” shall include any and all matters and agreements resulting from or referred to in this Agreement and any disputes arising with respect to any such matters and agreements.

Section 14.16 UCC Treatment of Units. Solely for the purposes set forth in Article VIII of the Uniform Commercial Code in effect in the State of Delaware from time to time, all Units heretofore or hereafter issued by the Partnership shall be and are designated “securities” and shall be subject to and treated in accordance with the provisions of such Article VIII.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first set forth above.

General Partner:	CF REAL ESTATE FINANCE HOLDINGS GP, LLC

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman, President and Chief Executive Officer

Limited Partners:	BGC PARTNERS, L.P.

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chief Executive Officer and Chairman

CANTOR COMMERCIAL REAL ESTATE COMPANY, L.P.

	By:	Cantor Sponsor, L.P., its general partner

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and President

[Signature Page to the Amended and Restated Agreement of

Limited Partnership of CF Real Estate Finance Holdings, L.P.]

SCHEDULE A

LIST OF PARTNERS

(as of September 8, 2017)

General Partner

Name	Address	Number of Units
CF Real Estate Finance Holdings GP, LLC	110 East 59th Street New York, NY 10022	1

Special Voting Limited Partner

Name	Address	Number of Units
Cantor Commercial Real Estate Company, L.P.	110 East 59th Street New York, NY 10022	1

Regular Limited Partners

Series A Limited Partners

Name	Address	Number of Units	Date of Admission
BGC Partners, L.P.	c/o BGC Partners, Inc. 499 Park Avenue New York, NY 10022	1,000	September 8, 2017

Series B Limited Partners

Name	Address	Number of Units	Date of Admission
Cantor Commercial Real Estate Company, L.P.	110 East 59th Street New York, NY 10022	2,667	September 8, 2017

A-1